Exhibit 3.33

MC-251424 Certificate Of Incorporation I, D. EVADNE EBANKS Assistant Registrar of Companies ofth~ Cayman Islands DO HEREBY CERTIF~ pursuant to the Companie,$ Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by · - Atwood Offshore Worldwide Li~ited 11 an Exempted Company incorporated in - the Cayman' islands with Limited Liability with effect I I from the 3 I st day of January Two Thq_usand Ete. ]!efI =- ... -= _· - ., \• - ' - -·•11 ~k,. . ~! . . - '.Given,unde1(my haiidand Seal at George Town m the - 1 I -- · 11 lslf:lnd of Grand Cayman this}lst day of January ..Two Thousand Eleven .. . .~ ' t ' I I -; -=.1,_ ..::, = -1:;=t =I:- CERTIFIED TO B _, ,,... Sig .. D.Ev Assis egistrar Date 31 January 2011 Assistant Registrar of Companies, Cayman Islands.